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                 CONFIDENTIALITY AND STANDSTILL AGREEMENT

                              April 8, 1997


Mr. Bruce C. Bruckmann
Bruckmann, Rosser, Sherrill & Co., Inc.
126 East 56th Street
New York, NY 10022

Dear Mr. Bruckmann:

     Delchamps, Inc. ("DLCH"), Bruckmann, Rosser, Sherrill & Co., Inc. and Jitney-Jungle Stores of America, Inc. (Bruckmann, Rosser, Sherrill & Co., Inc. and Jitney-Jungle Stores of America, Inc., together, "BRS") are prepared to engage in discussions with respect to a possible negotiated business combination involving BRS and DLCH (the "Transaction"), and during the course of such discussions DLCH may disclose and make available to BRS certain information concerning DLCH's business, prospects, financial condition, operations, assets and liabilities. All such information furnished to BRS or its Representatives (as defined below) by or on behalf of DLCH (irrespective of the form of communication and whether such information is so furnished on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by BRS or its Representatives containing or based in whole or in part on any such furnished information are collectively referred to herein as the "Confidential Information." As a condition to being furnished with the Confidential Information, BRS agrees as follows:

     1. Non-Disclosure of Confidential Information. (a) BRS shall (i) use the Confidential Information solely for the purpose of evaluating a possible Transaction and for no other competitive or other purpose; (ii) not disclose the Confidential Information to any third party, except for disclosures to its directors, officers, employees and representatives of its advisors (such as independent accountants, investment bankers, attorneys and financing sources) acting on its behalf (such directors, officers, employees and representatives being referred to hereinafter collectively as its "Representatives") who in each case, in its reasonable judgment, need to know such information for the purpose of evaluating a possible Transaction; (iii) inform its Representatives of the confidential nature of the Confidential Information and direct its Representatives to treat the Confidential Information confidentially; (iv) take all additional reasonable precautions necessary to prevent the disclosure of the Confidential Information by its Representatives to any third party; and (v) be responsible for any breach of this Agreement by its respective Representatives who have not entered into a written agreement with DLCH to be bound by the terms hereof.

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Mr. Bruce C. Bruckmann
April 8, 1997
Page 2

     (b) If BRS or its Representatives is requested (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that BRS will provide DLCH with prompt notice of such request so that DLCH may seek an appropriate protective order and/or waive BRS's compliance with the provisions of this Agreement. BRS and its Representatives may disclose without liability hereunder only that portion of the Confidential Information that BRS is advised by written opinion of counsel is legally required to be disclosed; provided that BRS gives to DLCH written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon DLCH's request and at DLCH's expense, uses reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

     2. Non-Disclosure of Negotiations or Agreements. Except as required by law, or in circumstances where the law is unclear as advisable in the written opinion of counsel in order to protect the disclosing party, neither BRS or its Representatives, on the one hand, nor DLCH or its Representatives, on the other hand, shall disclose to any person the existence, status or terms of any discussions, negotiations or agreements concerning a possible Transaction, including without limitation any offer, letter of intent, proposal, price, value or valuation, or any similar terms, agreements or understandings between BRS and DLCH with respect thereto, or that BRS has received from DLCH Confidential Information, without obtaining the prior written consent of DLCH or BRS, as the case may be, which consent will not be unreasonably withheld.

     3. Return of Confidential Information. All written Confidential Information delivered by or on behalf of DLCH to BRS pursuant to this Agreement shall be and remain the property of DLCH, and upon the written request of DLCH, BRS shall (i) promptly return such Confidential Information and shall not retain any copies or other reproductions or extracts thereof,
(ii) destroy or have destroyed all memoranda, notes, reports, analyses, compilations, studies, interpretations, or other documents derived from or containing Confidential Information, and all copies and other reproductions and extracts thereof, and (iii) provide a certificate to DLCH certifying that the foregoing materials have, in fact, been destroyed or returned, signed by an authorized officer supervising such destruction or return.
Notwithstanding the return or destruction of the Confidential Information, BRS and its Representatives will continue to be bound by the confidentiality and other obligations hereunder.

     4. Information Not Deemed Confidential Information. The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by BRS or its Representatives in violation of this Agreement; or
(ii) was or becomes available to BRS on a non-confidential basis from a source other than DLCH or its Representatives, provided that such source is not known by BRS to be bound by an obligation of confidentiality to DLCH or its Representatives.

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Mr. Bruce C. Bruckmann
April 8, 1997
Page 3

     5. No Representations or Warranties. Neither DLCH nor any of its respective officers, directors, employees, representatives or agents makes any representation or warranty, express or implied, as to the accuracy and completeness of any Confidential Information provided by it, and no liability shall result to DLCH from its use, except as set forth in a definitive agreement for a Transaction. Only the representations and warranties that are made in a definitive agreement for a Transaction, when, as, and if it is executed, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect.

     6. No Agreement. DLCH has the absolute right to determine what information, properties and personnel it wishes to make available to BRS. Unless a definitive agreement regarding a Transaction between BRS and DLCH has been executed and delivered, neither DLCH, BRS nor any of their stockholders or affiliates will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter Agreement or any other written or oral expression with respect to such Transaction except, in the case of this Agreement, matters specifically agreed to herein. Each party further acknowledges and agrees that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction, and to terminate discussions and negotiations with the other party at any time.

     7. Contact Persons; No Solicitation. All requests by BRS for Confidential Information, meetings with personnel or inspection of properties and all other communications regarding a possible Transaction shall be made only to the contacts designated by DLCH (the "Contact Persons"). BRS agrees that, for a period of two years from the date of this Agreement, it will not initiate contact (except in the ordinary course of business and except to the extent permitted by paragraph 9) with any director, officer, employee, distributor or customer of DLCH regarding its business operations, prospects or finances, except as may be permitted by the Contact Persons for due diligence purposes. It is expressly understood that this Agreement is not intended to preclude the ability of the companies to compete with one another in the ordinary course. BRS further agrees that, for a period of two years from the date hereof, it will not hire any of DLCH's officers, zone managers and/or district managers without DLCH's written consent and will not solicit for hire (other than by means of a general advertisement) any of DLCH's non-store level employees other than clerical and administrative employees.

     8. Non-public Information. DLCH has outstanding publicly-held securities and the Confidential Information contains material non-public information. BRS acknowledges that it is (i) aware, and has advised or will advise its Representatives, that the United States securities laws prohibit any person in possession of material non-public information about a company from purchasing or selling securities of such company, and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities and (ii) familiar with the

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Mr. Bruce C. Bruckmann
April 8, 1997
Page 4

Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder, and BRS agrees that it will neither use nor permit any of its Representatives to use any Confidential Information in violation of such Act or rules or regulations, including without limitation, Rule 10b-5.


     9. Standstill. BRS agrees that, until the expiration of two years from the date of this Agreement, without prior written invitation (on an unsolicited basis) of DLCH's Board of Directors, it and its affiliates will not (i) in any manner acquire, agree to acquire or make any proposal or offer or otherwise seek to acquire, directly or indirectly, any securities (or rights in respect thereof), assets or property of DLCH or any of its subsidiaries or of any successor thereto or person in control thereof, whether such agreements or proposals or offers are made with or to DLCH or any of its subsidiaries (or a successor thereto or person in control thereof) or a third party; (ii) enter into or agree, offer, seek or propose to enter into or otherwise be involved in or part of, directly or indirectly, any merger, acquisition transaction or other business combination relating to DLCH or any of its subsidiaries or any of their respective assets; (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of DLCH or any of its subsidiaries or of any successor thereto or person in control thereof, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of DLCH or any of its subsidiaries or of any successor thereto or person in control thereof; (v) seek or propose, alone or in concert with others, to control or influence the management, Board of Directors or policies of DLCH; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person (except internal discussions and planning activities involving its Representatives) with respect to any of the foregoing activities or propose any of such activities to any other person (other than its Representatives); (vii) directly or indirectly advise, encourage, assist, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing; (viii) publicly disclose any intention, plan or arrangement inconsistent with the foregoing. BRS also agrees that, during such two-year period, neither it nor any of its affiliates will: (i) request DLCH or its advisors, directly or indirectly, to
(1) amend or waive any provision of this paragraph (including this sentence) or (2) otherwise consent to any action inconsistent with any provision of this paragraph (including this sentence); or (ii) take any initiative with respect to DLCH or any of its subsidiaries that could be reasonably be expected to require DLCH to make a public announcement regarding (1) such initiative, (2) any of the activities referred to in this paragraph, (3) the possibility of a Transaction or any similar transaction or (4) the possibility of BRS or any other person acquiring control of DLCH, whether by means of a business combination or otherwise. Additionally, BRS's Chief Executive Officer may contact DLCH's Chief Executive Officer for the purpose of expressing continuing or renewed interest in a Transaction or in any other business relationship, provided that, unless invited to do so by DLCH's Chief Executive Officer, no offer or proposal shall be made that would require

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Mr. Bruce C. Bruckmann
April 8, 1997
Page 5

disclosure or formal consideration by DLCH or its Board of Directors.

     10. Person. The term "person" as used in this Agreement will be interpreted broadly to include the media and any corporation, company, group, partnership, governmental body or other entity or individual.

     11. No Waiver. No failure or delay by DLCH or BRS in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege hereunder.

     12. Remedies. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the non-breaking party shall be entitled to equitable relief, including specific performance and injunction, as a remedy for any such breach or threatened breach. Each party agrees to waive, and use its best efforts to cause its directors, officers, employees or agents to waive, any requirement for the securing or posting of any bond or other security in connection with such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity, including remedies pursuant to applicable laws relating to trade secrets.

     13. Benefits: Governing Law. This Agreement is for the benefit of DLCH and its respective directors, officers, employees, representatives and agents and its respective successors and assigns and shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of Alabama.

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same Agreement.

     15. Severability. If any provision of this Agreement is invalid or unenforceable, such invalidity or unenforceability shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid or unenforceable provision shall be deemed deleted herefrom to the minimum extent necessary to cure such invalidity or unenforceability.

     16. Modifications. No provision of this Agreement may be waived, amended or modified except by the written agreement of BRS and DLCH.

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Mr. Bruce C. Bruckmann
April 8, 1997
Page 6

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter Agreement shall become a binding agreement between us.

                                   DELCHAMPS, INC.

                                   By:      /s/ Timothy E. Kullman
                                      ----------------------------------------
                                       Timothy E. Kullman
                                       Senior Vice President and
                                       Chief Financial Officer


Accepted and agreed to as of the
     day of April, 1997.
----

BRUCKMANN, ROSSER, SHERRILL & CO., INC.

By:  /s/  Bruce C. Bruckmann
     ------------------------
     Bruce C. Bruckmann
     Authorized Signatory


and

JITNEY-JUNGLE STORES OF AMERICA, INC.

By:  /s/ Roger P. Friou
     ---------------------------------
     Name:    Roger P. Friou
          -----------------------------
     Title:  President
          -----------------------------